                                                                   EXHIBIT 10.26




                                February 14, 2001


Carl Kornmeyer, President
Music, Media & Entertainment Group
Gaylord Entertainment Company
One Gaylord Drive
Nashville, TN 37214

Dear Carl:

         The Company believes at this time that it is in its best interests and in the interest of its shareholders that key management employees are given reasonable assurances of employment security. The Company intends to rely on you and your leadership in the performance of your duties during a period that may involve divestitures and material changes to various business units in the Company. In addition, the Company is mindful of certain representations previously made to you about continued employment at a time when you had the right to certain severance payments under a change of control agreement with the Company. You, in turn, desire to maintain your employment with the Company and devote your best efforts to the service of the Company.

         Accordingly, the Company agrees that in the event your employment with the Company is terminated without cause (as defined below) or if you should leave the employment of the Company for good reason (as defined below) the Company will pay to you, promptly following such termination, the amount of $1,585,965 in one lump sum payment as severance compensation. It is agreed that this lump sum cash payment will not be reduced by any compensation received by you from any other source for services rendered following your termination. It is understood that the foregoing lump sum payment will not impair or otherwise affect your rights under any of the Company's benefit plans or under its 1997 Omnibus Stock Option and Incentive Plan or with respect to any other non-salary and non-bonus severance benefits customarily provided by the Company to terminating employees. Moreover such payment will not preclude you from receiving your accrued and unpaid salary, bonus and vacation pay up to the date of such termination. It does, however, represent the Company's entire obligation with respect to any severance payment that may otherwise be payable to you at the time of termination, and you agree and acknowledge that the Company's payment of the lump sum amount referred to above will satisfy the Company's obligation to you with respect to any and all

Carl Kornmeyer
March 28, 2001
Page 2


such severance payments. You may elect to receive the severance compensation provided either by this letter or by any change of control agreement you may have with the Company, but not both.

         For purposes of this letter a termination without cause would be any termination by the Company not precipitated by any action on your part constituting fraud or dishonesty, your conviction of a crime involving moral turpitude, any action by you that has brought or could reasonably bring the Company into substantial public disgrace or dispute, or your failure after reasonable notice promptly to comply with any valid and legal directive of the Company's Board of Directors or the CEO. As used in the foregoing paragraph termination by you for good reason would mean your transfer by the Company to a business location outside of the Nashville Metropolitan area or a reduction of your authority and responsibility below that level currently vested in you.

         If you are in accord with the provisions of this letter, I would request that you execute a copy in the space provided below and return it to me.

                                     Yours truly,


                                              /s/ Dennis J. Sullivan, Jr.
                                     ------------------------------------------
                                     Dennis J. Sullivan, Jr., President
                                     and Chief Executive Officer



I acknowledge and agree with the provisions of this letter.



         /s/ Carl Kornmeyer                                     2/14/01
- ------------------------------------                 --------------------------
Carl Kornmeyer                                                Date